SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                           ________________________

                              AMENDMENT NO. 1 TO

                                 FORM 8-A/A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                     SECURITIES AND EXCHANGE ACT OF 1934

                           ________________________

                       DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

                     DELAWARE                   13-2632319
              (State of incorporation        (I.R.S. employer
                 or organization)          identification no.)

                                 5 SYLVAN WAY
                            PARSIPPANY, NEW JERSEY
                   (Address of principal executive offices)

                                    07054
                                  (zip code)

                           ________________________

           SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF
          THE ACT:

                                             NAME OF EACH EXCHANGE
           TITLE OF EACH CLASS              ON WHICH EACH CLASS IS
            TO BE REGISTERED                               TO BE
          REGISTERED

              COMMON STOCK,                 AMERICAN STOCK EXCHANGE
        PAR VALUE $.01 PER SHARE

           SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF
          THE ACT:

                                     NONE


     ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          At a Special Meeting of Stockholders (the "Meeting") of Diagnostic/Retrieval Systems, Inc., a Delaware corporation (the "Company") held on March 26, 1996, the Stockholders approved an Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the full text of which, as amended, is incorporated herein by reference as Exhibit 2. The approval of the Restated Certificate effected a reclassification of each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), into one share of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Reclassification") and adopted provisions (a) to provide that action by stockholders may be taken only at a duly called annual or special meeting, and not by written consent (the "Consent Provision") and (b) to provide that the stockholders of the Company would have the right to make, adopt, alter, amend, change or repeal the By-Laws only upon the affirmative vote of not less than 66 2/3% of the outstanding capital stock of the Company entitled to vote thereon (the "By-Law Amendment Provision").

          This registration statement relates to the registration with the Securities and Exchange Commission of shares of the Common Stock. The Company is authorized to issue 22,000,000 shares, consisting of 2,000,000 shares of Preferred Stock, $10.00 par value (the "Preferred Stock") and 20,000,000 shares of Common Stock. The following is a summary description of the rights, preferences and privileges of the Common Stock and is qualified in its entirety by reference to the Restated Certificate and the Amended and Restated By-Laws (the "By-Laws") attached hereto as
     Exhibit 3.

          No holder of shares of stock of the Company of any class now or hereafter authorized shall be entitled as of right to purchase or subscribe for any part of any unissued shares of stock of the Company of any class now or hereafter authorized or any additional shares of stock to be issued by reason of any increase of the authorized capital stock of the Company of any class, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Company of any class now or hereafter authorized, but any such unissued stock or such additional authorized issue of new stock, or such securities convertible into stock, may be issued and disposed of, pursuant to resolutions of the Board of Directors, to such persons, firms, corporations or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion.

     COMMON STOCK

          The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors and share ratably in the assets of the Company available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

          The shares of Common Stock are fully paid and non-assessable. Holders of Common Stock will have no preemptive rights to purchase or subscribe for securities of the Company and the Common Stock is not subject to redemption by the Company or convertible. All holders of the Common Stock will have the same preferences, rights, powers and qualifications, including one vote for each share of Common Stock held by a stockholder. There is no cumulative voting.

     RESTATED CERTIFICATE AND BY-LAWS AND CERTAIN ANTI-TAKEOVER
     EFFECTS

          The Company's Restated Certificate and By-Laws currently contain certain provisions which may have the effect of delaying, deferring or making move expensive or difficult a change in control. Such provisions include (a) the staggered Board, (b) the existence of authorized but unissued Preferred Stock, (c) the supermajority vote requirement with respect to the amendment of the By-Laws, (d) the requirement that stockholder action may be taken only at a duly called annual or special meeting, (e) that special meetings may be called only by the Board and (f) the advance notice provisions in the By-Laws.

          Staggered Board. The Board is divided into classes with each class of directors consisting of as nearly an equal number of directors as possible. At each annual meeting beginning with the 1996 Annual Meeting, one class of directors will be elected to succeed those whose terms expire by all holders of the Common Stock, with each newly elected director to serve a three-year term.

          The staggered Board may discourage minority stockholders from attempting to elect the Company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the Company's outstanding shares entitled to vote. The staggered Board could delay a purchaser's ability to obtain control of the Board in a relatively short period of time because it will generally take a purchaser two annual meetings of stockholders to elect a majority of the Board. A purchaser's ability to obtain control of the Board will be further deterred because, pursuant to Section 141(k) of the DGCL, the insurgent would need to show cause in order to remove any director and because only the Board of Directors is authorized to fill vacancies or newly created directorships. Also, since neither the DGCL nor the Restated Certificate or the By-Laws require cumulative voting, a purchaser of a block of stock of the Company constituting less than a majority of the outstanding shares has no assurance of representation on the Board.

          Preferred Stock. The Restated Certificate authorizes 2,000,000 shares of Preferred Stock of which no shares are outstanding. Subject to applicable law, the Board may issue, in its sole discretion, shares of Preferred Stock without further stockholder action. The Preferred Stock may be issued in one or more series and may have such powers, including voting powers, and such designations, preferences and relative rights, qualifications and limitations as the Board may fix by resolution
     at the time of issuance.   It may be possible for the Board to
     use its authority to issue Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempts to gain control of the Company of which the Board does not approve.

          The By-Law Amendment Provision.  The By-Law Amendment
     Provision is intended to discourage and, in certain instances, to prevent stockholders controlling less than 66 % of the total voting power of all outstanding voting securities of the Company from making changes in the By-Laws which may (i) interfere with or frustrate the power of the then incumbent Board to manage the business and affairs of the Company, or (ii) increase the number of directors or reduce the authority of the Board thereby undercutting the effect of the provisions for a classified Board of Directors and the other provisions described herein. However, the By-Law Amendment Provision would enable the holders of more than 33 % of the total voting power of all outstanding voting securities of the Company to prevent an amendment to the By-Laws even if such change were desired by the holders of a majority of the outstanding voting securities of the Company.

          The Consent Provision. The Consent Provision limits the ability of any stockholder to take action immediately and without prior notice to the Board. The Consent Provision allows stockholders to act only at an annual or special meeting. By prohibiting stockholders from acting without a meeting, the Consent Provision ensures that all stockholders will have the opportunity to consider any matter that could affect their rights. The Consent Provision is intended to provide the Board and the non-consenting stockholders with an opportunity to review any proposed action and, if necessary, to take any necessary action to protect the interest of minority stockholders and the Company before the proposed action is taken. As a result, the Board may take actions that certain stockholders believe are not in their best interests. Additionally, in conjunction with the Special Meeting Provision, a majority of the incumbent Board could delay until the annual meeting any action that requires stockholder approval, even if the proponents of the action have sufficient stockholder votes to obtain approval of the action at a stockholder meeting.

          The Board, however, believes that action by written consent of the stockholders is inappropriate for a public company and that it is in the best interest of the stockholders and the Company to require full consideration of a matter at a meeting of stockholders before acting on it.

          Stockholder Meeting Provision. Under the DGCL, special meetings of stockholders of a corporation may be called by a corporation's board of directors or by such persons as may be authorized by a corporation's certificate of incorporation or by-laws. The By-Laws currently provide that a special meeting of stockholders may be called only by the Board (the "Stockholder Meeting Provision"). The Stockholder Meeting Provision is intended to make it more difficult for stockholders to take actions which require a meeting of stockholders unless the Board or a majority of the Board calls such a meeting. The Board believes that it is in the best position to determine those issues which are properly the subject of a special meeting of stockholders. In making such a determination, the Board must consider that conducting stockholder meetings is extremely costly and time-consuming and distracts management from the day-to-day operation of the business. The Board believes that it is in the best position to consider these factors and make the appropriate determination. Although the Stockholder Meeting Provision has the effect of precluding the call of a special meeting for stockholder consideration of a proposal to which the Board is opposed, the Board believes that stockholders are provided a full opportunity to make proper proposals at duly convened stockholder meetings and to request that any such proposal be presented for consideration to other stockholders in the Company's annual proxy statement.

          Advance Notice Provisions. The By-Laws provide that stockholders be required to give advance notice to the Company of
     (i) any stockholder-proposed director nomination or (ii) any business to be introduced by a stockholder at any annual meeting (the "Advance Notice Provisions"). The Advance Notice Provisions provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as director or directors at an annual meeting only if written notice of such stockholder's intent has been given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the stockholder's written notice of such intent must be given within 10 days before or after such anniversary date. In the case of a special meeting of stockholders called for the purpose of electing directors, to be timely, a stockholder's notice must be delivered to or mailed and received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the Company, whichever first occurs. The Chairman of the meeting may determine that the nomination of any person was not made in compliance with the Advance Notice Provisions.

          The Advance Notice Provisions further provide that, for business to be properly introduced by a stockholder of the Company where such business is not specified in the notice of meeting or brought by or at the direction of the Board, the stockholder must have given not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. In the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given 10 days before or after such anniversary date. The Chairman of the Board may, if the facts warrant, determine and declare that any business was not properly brought before such meeting and such business will not be transacted.

          The Advance Notice Provisions are designed to provide the Company with advance warning of a threatened proxy contest and time to evaluate and react to any such contest. Although the Advance Notice Provisions do not give the Board or the Chairman of the meeting any powers to approve or disapprove such stockholder nominees or other matters, the Advance Notice Provisions may have the effect of (i) precluding the consideration of nominees and other matters at a particular meeting or (ii) discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, if the proper procedures are not followed, even if such matters may be deemed by some stockholders to be beneficial to the Company and its stockholders.


     ITEM 2.   EXHIBITS

               Exhibit 1.     Form of stock certificate of common
                              stock, par value $.01 per share.

               *Exhibit 2.    Form of Amended and Restated
                              Certificate of Incorporation
                              of the Company, as filed March
                              __, 1996 (incorporated herein by
                              reference to Exhibit 2 to the
                              Registration Statement on Form
                              8-A filed with Securities and
                              Exchange Commission on March 21,
                              1996).

              *Exhibit 3.     Form of Amended and Restated
                              By-Laws of the Company, as
                              amended as of March __, 1996
                              (incorporated herein by refer
                              ence to Exhibit 3 to the
                              Registration Statement on Form
                              8-A filed with Securities and
                              Exchange Commission on March
                              21, 1996).

     ___________________
     * Previously filed.


                                   SIGNATURES

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

                                   By:/s/ NANCY R. PITEK


                                      Nancy R. Pitek
                                      Comptroller,
                                      Treasurer and Secretary

      Dated:  March  27, 1996


                               EXHIBIT INDEX

     EXHIBIT        DESCRIPTION                                  PAGE

       1.          Form of stock certificate of common stock, par
                    value $.01 per share.

      *2.           Form of Amended and Restated
                    Certificate of Incorporation of
                    the Company, as filed March __,
                    1996 (incorporated herein by
                    reference to Exhibit 2 to the
                    Registration Statement on Form 8-A
                    filed with Securities and Exchange
                    Commission on March 21, 1996).

      *3. Form of Amended and Restated By-Laws of the Company, as amended as of March __, 1996 (incorporated herein by reference to Exhibit 3 to the Registration Statement on Form 8-A filed with Securities and Exchange Commission on March 21, 1996).

     ___________________
     * Previously filed.